Exhibit 23.1

                       CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 related to the HighTouch Technologies, Inc. 1999 Stock Option Plan of our report dated January 25, 2000 relating to the financial statements and financial statement schedule of Retek Inc., which appears in Retek Inc.'s Annual Report on Form 10-K for the year ended December 31, 1999.




Minneapolis, Minnesota
May 19, 2000